Exhibit 99(i)

K&L Gates LLP

1601 K Street NW

Washington, DC 20006-1600

1 202.778.9000                www.klgates.com

April 27, 2012

GuideStone Funds

2401 Cedar Springs Road

Dallas, Texas 75201-1407

Ladies and Gentlemen:

We have acted as counsel to GuideStone Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“Commission”) of Post-Effective Amendment No. 38 (the “Post-Effective Amendment”) to the Trust’s Registration Statement on Form N-1A (File Nos. 333-53432; 811-10263) (the “Registration Statement”), registering an indefinite number of shares of beneficial interest of the series and classes of the Trust listed in Appendix A accompanying this opinion letter (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument, as amended, and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal law of the United States of America and the law of the State of Delaware that, in our experience, generally is applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust and, when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional

GuideStone Funds

April 27, 2012

information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP

Appendix A

Series and Class of GuideStone Funds

SERIES	CLASSES

Conservative Allocation Fund I Balanced Allocation Fund I Growth Allocation Fund I Aggressive Allocation Fund I	GS2 Class

Real Estate Securities Fund

Global Bond Fund

Inflation Protected Bond Fund

MyDestination 2005 Fund

MyDestination 2015 Fund

MyDestination 2025 Fund

MyDestination 2035 Fund

MyDestination 2045 Fund

MyDestination 2055 Fund

Balanced Allocation Fund

Growth Allocation Fund

Aggressive Allocation Fund

Conservative Allocation Fund

GS4 Class

Money Market Fund

Low-Duration Bond Fund

Medium-Duration Bond Fund

Extended-Duration Bond Fund

Defensive Market Strategies Fund

Equity Index Fund

Value Equity Fund

Growth Equity Fund

Small Cap Equity Fund

International Equity Fund

GS2 and GS4